As filed with the Securities and Exchange Commission on March 28, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WINNEBAGO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Iowa	42-0802678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 152, Forest City, Iowa	50436
(Address of principal executive offices)	(Zip Code)

2014 OMNIBUS EQUITY, PERFORMANCE AWARD, AND INCENTIVE COMPENSATION PLAN
(Full title of plan)

Scott C. Folkers
Vice President, General Counsel and Secretary
Winnebago Industries, Inc.
P.O. Box 152
Forest City, Iowa 50436
(641) 585-6809
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.50 per share	3,600,000	shares	$27.03	$97,308,000	$12,533.27

1.
Any additional shares to be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this registration statement shall be covered by this registration statement as provided in Rule 416.

2.
Pursuant to Rule 457(c) and (d) the maximum offering price per share and maximum aggregate offering price and amount of registration fee are calculated upon a price of $27.03, the average of the high and low prices for the shares of Winnebago Industries, Inc. Common Stock as reported by the New York Stock Exchange, Inc. on March 26, 2014.

Introduction

This Registration Statement on Form S-8 is filed by Winnebago Industries, Inc. an Iowa corporation ("Winnebago" or the "Company") to register 3,600,000 shares of its common stock issuable under the Winnebago 2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the note of Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as part of this Registration Statement on Form S-8 and documents containing the information specified such Part I have been or will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act of 1933. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents which have been filed with the Securities and Exchange Commission (the "Commission") by Winnebago Industries, Inc. ("Winnebago" or the "Registrant") pursuant to the Securities Exchange Act of 1934 ("1934 Act") are incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended August 31, 2013 of Winnebago; and

(b) Quarterly Reports on Form 10-Q for the quarters ended November 30, 2013 and March 1, 2014 of Winnebago; and

(c) Current Reports on Form 8-K filed December 6, 2013, December 10, 2013, December 18, 2013, and December 19, 2013;

(d) Notice of Annual Meeting of Shareholders to be Held December 17, 2013 and Proxy Statement, filed October 29, 2013 and December 6, 2013; and

(e) The description of Winnebago's Common Stock which is contained in the Forms 8-A pursuant to Section 12(b) of the 1934 Act filed with the Commission on June 18, 1969 and June 16, 1971 (1934 Act File No. 1-6403).

All documents subsequently filed by Winnebago pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, as amended, prior to the filing of the post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

ITEM 4. Description of Securities. Not applicable

ITEM 5. Interests of Named Experts and Counsel. Not applicable

ITEM 6. Indemnification of Directors and Officers.

Sections 490.851 of the Iowa Business Corporation Act gives Iowa corporations the power to indemnify present and former directors under certain circumstances. The Amended and Restated Articles of Incorporation of Winnebago provide for indemnification by Winnebago of directors against all expenses, liabilities and loss (including attorney’s fees, judgments, fines or penalties and amounts paid or to be paid in settlement) actually incurred by such person relating to his or her conduct as a director of Winnebago, except that the aforesaid mandatory indemnification shall not apply (i) to a breach of a director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for a transaction from which a director derived an improper personal benefit, (iv) under Section 496A.44 of the Iowa Business Corporation Act, or (v) against judgments, penalties, fines and settlements arising from any proceeding by or in the right of the corporation, or against expenses in any such case where such director shall be adjudged liable to the corporation. The Amended and Restated Articles of Incorporation further provide that the indemnification provided thereunder shall not be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, Winnebago maintains a directors’ and officers’ liability insurance policy to insure its liability under the above-described provision of its Amended and Restated Articles of Incorporation and to insure its individual directors and officers against certain obligations not covered by such provisions.

ITEM 7. Exemption from Registrations Claimed. Not applicable

ITEM 8. Exhibits.

4
2014 Omnibus Equity, Performance Award, and Incentive Compensation Plan (incorporated by reference to Appendix B to the Company's Definitive Proxy Statement and Additional Proxy Materials filed October 29, and December 6, 2013.

5.1    Opinion and consent of Lindquist and Vennum LLP regarding the legality of the securities being registered.
23.1    Consent of Independent Registered Public Accounting Firm
23.2    Consent of Lindquist and Vennum LLP (included in Exhibit 5.1).
24.1    Power of Attorney (included on signature page)

ITEM 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,

officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Forest City, Iowa on March 28, 2014.

WINNEBAGO INDUSTRIES, INC.
By:	/s/Randy J. Potts
Randy J. Potts
Chairman of the Board, Chief Executive Officer and President

Each person whose signature appears below hereby constitutes and appoints Randy J. Potts and Sarah N. Nielsen as such person's true and lawful attorneys-in-fact and agents with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments and post-effective amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Winnebago to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said Registration Statement and and all amendments thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 28, 2014, by the following persons in the capacities indicated.

SIGNATURE	TITLE
/s/ Randy J. Potts
Randy J. Potts	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Sarah N. Nielsen
Sarah N. Nielsen	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Irvin E. Aal
Irvin E. Aal	Director
/s/ Robert M. Chiusano
Robert M. Chiusano	Director
/s/ Jerry N. Currie
Jerry N. Currie	Director
/s/ Lawrence A. Erickson
Lawrence A. Erickson	Director
/s/ Robert J. Olson
Robert J. Olson	Director
/s/ Martha T. Rodamaker
Martha T. Rodamaker	Director
/s/ Mark T. Schroepfer
Mark T. Schroepfer	Director